Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this first day of January 2006 (the “Effective Date”), by and among VIRGIN RIVER CASINO CORPORATION, a Nevada corporation, RBG, LLC, a Nevada limited liability company, and CASABLANCA RESORTS, LLC, a Nevada limited liability company (collectively, the “Company”), and Curt Mayer (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to accept employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each a “Party” and collectively the “Parties”) agree that the foregoing recitals are true and as follows:

AGREEMENT

1.             DEFINITIONS: In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1           “Affiliate” shall mean any Person who controls, is controlled by, or is under common control with the Company.

1.2           “Annual Review” shall have the meaning as provided in Section 3.1.

1.3           “Base Salary” shall have the meaning as provided in Section 3.1.

1.4           “Buyout Payment” shall have the meaning as provided in Section 7.

1.5           “Cause” shall mean that the Executive:

(a)           has been formally charged with or convicted of any felony, including any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude during the Term;

(b)           has been found unsuitable to hold a gaming license by a Gaming Authority;

(c)           has failed to abide by the Company’s policies and procedures that are reasonably and consistently enforced;

(d)           has engaged in misconduct, failed to follow a reasonable directive, including any reasonable directive given by the Board, or engaged in material inattention to the Company’s business;

(e)           has failed to perform the duties required of the Executive up to the standards established by the Company;

(f)            has materially breached this Agreement;

(g)           has engaged in acts or omissions that constitute gross negligence or willful misconduct resulting, in either case, in material economic harm to the Company; or

(h)           has engaged in excessive absenteeism.

1.6           “Change in Control” shall be deemed to have occurred if (a) there is a sale or exchange of outstanding stock of any class, as applicable, or membership interest in the Company to a third party, the result of which leaves the Existing Majority Equity Holder with less than 50% of the beneficial ownership in the surviving entity(ies); (b) there is a sale of all or substantially all of the assets of the Company; or (c) Robert R. Black, Sr. is no longer the Chief Executive Officer or equivalent of the Company as a going gaming concern. For purposes of this Section 1.6, “beneficial ownership” shall have the same meaning as defined in Rules 13d-13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have “beneficial ownership” of all shares or membership interest that any such Person has the right to acquire, whether such right is immediately exercisable or only after the passage of time.

1.7           “Company Property” shall mean all items and materials that are created, compiled, existing, or received by the Company during the course of the Executive’s employment with the Company, all items and materials provided by the Company to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints, other similar items relating to or emanating from the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

1.8           “Competing Business” shall mean any Person engaged in the gaming industry that directly or through an Affiliate conducts its gaming business within the Restricted Area.

1.9           “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its patrons, customer lists, products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, invitees, research and development products or information, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also shall include information concerning the Company’s or any Affiliate’s customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers regardless of whether such information has been reduced to documentary or tangible form. Confidential Information does not include information that is, or becomes, available to the general public unless such availability occurs through an unauthorized act on the part of the Executive.

1.10         “Disability” shall mean a physical or mental incapacity that occurs during the Term that prevents the Executive from performing, with reasonable accommodation, the essential functions of his position with the Company for a minimum period of ninety (90) days. In the Event of Disability, the Executive hereby agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the

Company’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

1.11         “Existing Majority Equity Holder” shall mean Robert R. Black, Sr.

1.12         “Gaming Authorities” shall mean the federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission and the Nevada State Gaming Control Board.

1.13         “Good Reason” shall mean and exist if, without the Executive’s prior written consent, one or more of the following events occurs:

(a)           the Executive is given or is assigned significant duties or responsibilities that are inconsistent, in any material respect, with the position of Chief Financial Officer;

(b)           the Executive is required to relocate from, or maintain his principal office outside of, Clark County, Nevada;

(c)           the Company fails to agree to or to actually indemnify the Executive for his actions and/or inactions, as either a director or an officer of the Company, in accordance with Nevada law and specifically NRS Chapter 78 and NRS Chapter 86, as applicable, and/or the Company fails to maintain commercially reasonable levels of directors’ and officers’ liability insurance coverage for the Executive when such insurance is available.

1.14         “Long Term Incentive Awards” shall have the meaning as provided in the Long Term Incentive Plan.

1.15         “Long Term Incentive Plan” or “LTIP” shall mean the long term incentive plan as that plan is eventually formulated and implemented by the Company.

1.16         “Membership Interest” shall mean the membership interest held by any member of the Company.

1.17         “NRS” shall mean the Nevada Revised Statutes, as amended.

1.18         “Person” shall mean a natural person, any form of business and any other non-governmental legal entity including, but not limited to, a corporation, partnership, trust, or limited liability company.

1.19         “Restricted Area” shall mean the area within a 25 mile radius of any casino operated by the Company or any of its affiliates or within a 25 mile radius of any site for which the Company or any of its affiliates has applied for a gaming license during the Restriction Period.

1.20         “Restriction Period” shall mean the period expiring at 11:59 p.m. on that date immediately preceding the two (2) year anniversary of the effective date of (a) the termination of this Agreement by the Company for Cause; or (b) the termination of this Agreement by the Executive without

Good Reason. Provided that the Restriction Period shall be one hundred eighty (180) days in the event that Executive is terminated by the Company Without Cause pursuant to Section 6.3.

1.21         “Term” shall have the meaning as provided in Section 2.2.

1.22         “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.             TERM; POSITION AND RESPONSIBILITIES.

2.1           Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term, in the position and with the responsibilities set forth in Section 2.3 and upon such other terms and conditions as are stated in this Agreement.

2.2           Term. This Agreement shall be for a term of three (3) years commencing on the Effective Date and expiring at 11:59 p.m. on that date immediately preceding the three (3) year anniversary of the Effective Date, unless earlier terminated as provided herein (the “Term”).

2.3           Responsibilities. During the Term, the Executive shall be employed as Chief Financial Officer of the Company and shall have such responsibilities as are commensurate with the title of Chief Financial Officer. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company and shall use commercially reasonable efforts, skills and abilities to promote the Company’s interests. Anything set forth herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments.

3.             COMPENSATION.

3.1           Base Salary. During the Term, the Executive shall be entitled to a base salary (the “Base Salary”) payable no less frequently than in equal bi-weekly installments (each, an “Installment”) at an annualized rate of TWO HUNDRED TWELVE THOUSAND DOLLARS ($212,000.00). During the Term, the Base Salary shall be reviewed annually for increase (but not decrease) by the Company, and any such increase shall be at the sole discretion of the Company. In conducting such annual review (the “Annual Review”), the Company shall take into account any change in the Executive’s responsibilities, increases in the compensation of other executives of the Company or of any Affiliate (or of any competitor(s) of either or both), the performance of the Executive and/or any other pertinent factors. if an increase is approved by the Company, then such increased Base Salary shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.

3.2           Bonus. In addition to the Base Salary, Executive shall be entitled to an Annual Calendar Year Bonus of ONE HUNDRED THOUSAND ($100,000.00) (“Bonus”). The Bonus shall be paid no later than February 28 of the subsequent year in which the Bonus was earned.

3.3           LTIP. The Executive is eligible to participate in the LTIP as it is eventually formulated and implemented by the Company.

4.             PENSION AND WELFARE BENEFIT PLANS AND OTHER PLANS. Beginning on the Effective Date, the Executive shall be entitled to participate in all employee benefit programs and plans, consistent with the terms of such programs and plans, made available to the Company’s executives or salaried employees generally, as such programs may be in effect from time to time. Provided that, in the event the Company implements an Annual Incentive Plan, (AIP), Executive shall not participate in the AIP in any manner.

5.             BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

5.1           Expense Reimbursement. During the Term, and in accordance with applicable company policies, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement and in relation to the Company, subject to providing reasonable documentation of such expenses.

5.2           Perquisites. During the Term, the Executive also shall be entitled to any of the Company’s executive perquisites in accordance with the terms and provisions of the applicable policies. Executive shall be entitled to participate in all PTO and Vacation programs, consistent with the terms of such programs, made available to the Company’s executives or salaried employees generally, as such programs may be in effect from time to time.

6.             TERMINATION OF EMPLOYMENT.

6.1           Termination Due to Death or Disability. The Executive’s employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as applicable, shall be entitled, in lieu of any other compensation whatsoever, to the following:

(a)           any earned and non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of death;

(b)           reimbursement of expenses incurred but not paid prior to such termination of employment;

(c)           such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and provisions of such plans and programs;

(d)           all target compensation associated with the LTIP calculated pro rata for the portion of the fiscal year prior to the Executive’s death or Disability; and

(e)           all accrued but unpaid bonus prior to the date of the Executive’s death or Disability.

6.2           Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term by giving written notice to the Executive of the Company’s intention to terminate his employment for Cause. Such written notice shall describe with reasonable specificity (a) the particular act, acts, or omission that provides the basis of the Company’s termination of the Executive for Cause; and (b) one or more reasonable and acceptable remedy(ies) for such act, acts or omission. Unless the Company, in good faith, reasonably determines that the Executive’s act, acts, or omission is incapable of correction, which may include but are not limited to those acts set forth 1.5 above, the Executive shall be given thirty (30) calendar days from the receipt of such notice to cure such act, acts, or omission as stated in the notice. During such cure period, the Executive shall be given the reasonable opportunity to meet with the Existing Majority Equity Holder to defend such act, acts, or omission. During such cure period, the Executive shall continue to be paid his Base Salary. If after thirty (30) calendar days, in the sole discretion of the Company, the Executive is unable to cure such act, acts, or omission that was the written basis for termination by the Company for Cause, then the Executive’s employment with the Company automatically shall be terminated under this Subsection 6.2 for Cause. In the event of a termination for Cause, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)           any earned and non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)           reimbursement of expenses incurred but not paid prior to such termination of employment; and

(c)           such rights to other benefits (except for Bonus) as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

Notwithstanding the foregoing, the Company may immediately terminate the Executive for Cause, and there shall be no cure period if the Executive is unable to perform the essential functions of his job for a period of ninety (90) consecutive days.

6.3           Termination by the Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term by giving thirty (30) days’ written notice to the Executive or payment in lieu of notice. In the event that the Company terminates the Executive’s employment without Cause and subject to Section 7 hereof, the Executive shall be subject to and shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)           in addition to any earned and non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment, an amount equal to either: forty percent (40%) of Executive’s Base Salary in effect at the time of termination and forty percent (40%) of a pro rata portion of the Bonus or the balance of Base Salary still unpaid for the remaining Term of this Agreement plus the applicable amount of the Bonus, whichever is smaller.

(1)           one hundred percent (100%) of the foregoing payment (set out in Section 6.3(a)) shall be made by the Company to the Executive in a lump sum upon satisfaction of the conditions set forth in Section 8.3;

(b)           reimbursement for expenses incurred but no paid prior to such termination of employment.

(c)           such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs; and

(d)           Executive shall be subject to the Restriction Area and the Restricted Period provision set forth herein in Sections 1.19 and 1.20 respectively.

6.4           Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by giving written notice to the Company of the Executive’s intention to terminate his employment for Good Reason. Such written notice shall describe with reasonable specificity (a) the particular act, acts, or omission that provides the basis for the Executive’s termination for Good Reason; and (b) one or more reasonable and acceptable remedy(ies) for such act, acts or omission. The Company shall be given thirty (30) calendar days from the receipt of such notice to cure such act, acts, or omission as stated in the foregoing notice. During such cure period, the Executive shall continue to perform as set forth herein. If after thirty (30) calendar days, the Company is unable to cure such act, acts, or omission that was the written basis for termination by the Executive for Good Reason the Executive shall terminate his employment with the Company under this Section 6.4. In the event of a termination for Good Reason and subject to Section 7 hereof, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)           any earned and non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment. One hundred percent (100%) of the foregoing payment shall be made by the Company to the Executive in a lump sum upon satisfaction of the conditions set forth in Section 8.3;

(b)           reimbursement for expenses incurred but not paid prior to such termination of employment;

(c)           such rights to other benefits (except for Bonus) as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs; and

6.5           Termination by the Executive Without Good Reason. The Executive may terminate his employment on his own initiative at any time and for any reason upon thirty (30) days’ prior written notice to the Company. In the event of a termination without Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)           any earned and non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)           reimbursement of expenses incurred but not paid prior to such termination of employment; and

(c)           Executive shall be subject to the Restriction Area and the Restricted Period provisions set forth herein in Sections 1.19 and 1.20 respectively.

6.6           Expiration. Upon expiration of the Term, the Executive shall not be entitled to any additional compensation after the expiration thereof, but such termination of employment shall not otherwise affect accrued but unpaid compensation, benefits, bonus, or otherwise provided under this Agreement or pursuant to any Company plan or program.

7.             CHANGE IN CONTROL; BUY-OUT OPTION.

7.1           Buyout Termination. The Company shall give the Executive at least ninety (90) calendar days’ notice of any pending Change in Control. Within thirty (30) calendar days of receiving notice of a pending Change in Control, the Executive shall have the option, in his sole and absolute discretion, to terminate this Agreement by delivering written notice to the Company (“Buy-Out Termination”). A Buy-Out Termination pursuant to this Section 7 shall be effective upon the consummation, or closing, of the transaction(s) that will result in the Change in Control.

7.2           Buyout Payment. Upon a Buyout Termination pursuant to this Section 7, the Executive shall be entitled to all earned but unpaid Base Salary and all accrued but unpaid benefits, bonus, or otherwise provided under this Agreement or pursuant to any Company plan or program. In addition to the foregoing, the Company shall pay the Executive a Buyout Payment in an amount equal to the annual Base Salary plus an amount equal to the Annual Calendar Year Bonus. One hundred percent (100%) of the foregoing payment shall be made by the Company to the Executive in a lump sum upon satisfaction of the conditions set forth in Section 8.3.

8.             CONDITIONS TO PAYMENTS UPON TERMINATION.

8.1           Timing of Payments. Unless otherwise provided herein, any payments to which the Executive shall be entitled pursuant to Sections 6 (excluding Section 6.2) and 7 shall be payable upon the satisfaction of the conditions set forth in Subsection 8.3.

8.2           No Mitigation; No Offset. Notwithstanding any contrary provision contained herein, so long as the Executives employment terminates in accordance with Sections 6 or 7 of this Agreement, the exclusive remedies available to the Executive shall be the amounts due under Section 6 or 7, which are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. The Executive shall have no duty to mitigate, and there shall be no offset against amounts due to the Executive on account of any remuneration attributable to any subsequent employment that the Executive may obtain after termination of this Agreement. In the event of a termination of this Agreement, neither Party shall publish in any way or make any negative comment or statement about the other Party or concerning the reasons for such termination. The provisions of this Subsection 8.2 shall survive the expiration or earlier termination of this Agreement.

8.3           General Release. No payments or benefits payable to the Executive upon the termination of his employment pursuant to Section 6 or 7 of this Agreement shall be made to the Executive unless and until he executes a general release substantially in the form attached hereto as Exhibit “A”.

8.4           Compliance with the Agreement. Payments or benefits payable to the Executive upon the termination of his employment pursuant to Sections 6 or 7 of this Agreement shall be made by the Company to the Executive in reliance upon the Executive’s compliance with any material, post-employment obligation contained in this Agreement, including, without limitation, those obligations contained in Sections 10 and 11 of this Agreement.

8.5           Continuing Obligations of the Executive. No act or omission by the Executive in breach of this Agreement, including, without limitation, his failure to execute the general release, shall be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under Section 10 and 11 of this Agreement.

9.             INDEMNIFICATION. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, regardless of whether the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law and the Company’s by-laws and operating agreements, as applicable, as the same exist or may hereafter be amended (but, in the case of any such amendment to the Company’s by-laws and/or operating agreement(s), only to the extent such amendment permits the Company to provide broader indemnification rights than the Company’s by-laws and/or operating agreement(s) permitted the Company to provide before such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, costs, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

10.           NON-SOLICITATION AND NON-DISCLOSURE.

10.1         General. The Parties understand and agree that the purpose of the restrictions contained in this Section 10 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his employment with the Company.

10.2         Non-Solicitation. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that during the Term and/or during the Restriction Period, if applicable, that Executive shall not unless acting on behalf of the Company or on behalf of any Affiliate, directly or indirectly, for himself or any third party, or alone or as a member of a partnership, or as an officer, director, shareholder or otherwise:

(a)           call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of the Company, either for Executive’s own account or for any third party;

(b)           call on, solicit and/or take away, any potential or prospective customer of the Company, on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Term), either for Executive’s own account or for any third party; and/or

(c)           approach or solicit any employee or independent contractor of the Company with a view towards enticing such person to leave the employ or service of the Company, or hire or contract with any employee or independent contractor of the Company, without the prior written consent of the Company, such consent to be within the Company’s sole and absolute discretion.

10.3         Non-Compete. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that during the Term, Executive shall not accept any position or affiliation with, or render any services to any Competing Business. Further, Executive warrants and covenants that Executive, during the Restriction Period, if applicable, shall not accept any position or affiliation with, or render any services to any Competing Business within the Restricted Area.

10.4         Non-Disclosure. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that Executive shall not engage in the following acts:

(a)           make known to any third party the names and addresses of any of the customers of the Company, or any other information pertaining to those customers; and/or

(b)           make known to any third party any Confidential Information.

10.5         Survival. The Executive agrees that the provisions of this Section 10 shall survive the termination of this Agreement by the Company for Cause or by the Executive without Good Reason.

11.           CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

11.1         Confidential Information.  The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive’s own or any third party’s use by the Executive. Accordingly, the Executive hereby agrees that he shall not directly or indirectly, during the Term or any time thereafter, disclose any Confidential Information intentionally to any Person not authorized by the Company to receive such Confidential Information. The Executive further agrees that he shall not directly or indirectly, during the Term or any time thereafter, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Executive’s obligations under any applicable laws regarding trade secrets and unfair trade practices.

11.2         Company Property.  All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive promptly shall deliver to the Company upon termination or expiration of this Agreement, or at any other time the Company reasonably may so request, all Company Property that the Executive has in his possession.

11.3         Required Disclosure. in the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive promptly shall notify the Company of such requirement and provide the Company with a copy of any court order or of any law that requires such disclosure and, if the Company so elects, to the extent permitted by law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.

11.4         Survival.  The Executive agrees that the provisions of this Section 11 shall survive the termination of this Agreement.

12.           MUTUAL ARBITRATION AGREEMENT. Except for disputes relating to Worker’s Compensation claims of the Executive, any and all disputes that may arise between the Parties, which shall include but are not limited to any employment related claim whether based on statute or common law and/or disputes relating to this Agreement, shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes or other applicable rules or as otherwise mutually agreed to by the Parties. Any arbitration under this paragraph shall take place in Las Vegas, Nevada and shall be governed by the procedural and substantive law of Nevada. However, nothing herein shall preclude or prohibit the Company or the Executive from seeking or obtaining injunctive relief in court.

13.           NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address of which such Party may subsequently give written notice:

If to the Company:	CasaBlanca Resorts
Attn. Mr. Robert R. Black, Sr.
911 North Buffalo, Suite 201
Las Vegas, Nevada 89128

With a copy to:	Black, LoBello & Pitegoff
Attn. Tisha Black-Chernine, Esq.
6885 West Charleston Boulevard
Las Vegas, Nevada 89117

If to the Executive:	Mr. Curt Mayer
5820 El Capitan Way
Las Vegas, NV 89149

14.           ASSIGNMENT. Executive understands that his employment, or continued employment, is consideration for the Non-Competition, Non-Disclosure and Non-Solicitation Covenants contained herein in Section 10 of this Agreement. Executive also understands and agrees that in consideration of the payment of ONE HUNDRED DOLLARS ($100.00), which Executive has received upon execution of this Agreement, the Non-Competition Covenants in Section 10 of this Agreement shall be assignable by Company as set forth herein. Further, it is understood that the Executive may not assign any rights under this Agreement.

15.           BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death and may change such election by giving the Company written notice thereof pursuant to this Agreement. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate or other legal representative.

16.           SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive the expiration or earlier termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

17.           REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive hereby represents and warrants that he has the full legal capacity to enter into this Agreement and that there is no agreement to which he is a party or beneficiary that would prevent, contravene or otherwise adversely impact the Executive’s ability to comply with the terms and obligations set forth herein.

18.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to the Executive that there is no agreement to which it is a party or beneficiary that would prevent, contravene or otherwise adversely impact the Company’s ability to comply with the terms and obligations set forth herein. As of the Effective Date, the Company further represents and warrants to the Executive that upon execution of this Agreement, this Agreement shall become a binding obligation of the Company and shall be enforceable against it in accordance with its terms, except as may be limited by laws generally affecting the enforcement of contracts. The Company further represents and warrants that the Company is comprised of two limited liability companies and a corporation, duly organized and incorporated, respectively, validly existing and in good standing under the laws of the State of Nevada and are duly qualified and in good standing in such other jurisdictions wherein the nature of the business transacted by it or them or property owned by it or them makes such qualification necessary. The Company has the valid limited liability company power and corporate power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary limited liability company action and corporate action.

19.           ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto. No representations, inducements, promises or agreements that are not set forth herein shall be of any force or effect.

20.           ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, that may be transferred only by will or operation of law and subject to the limitations of this Agreement.

21.           AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

22.           SEVERABILITY. In the event that any provision or portion of this Agreement, except Section 6, Section 7 and Section 10, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If Section 6, Section 7 or Section 10 is determined to be invalid or unenforceable for any reason, in whole or in part, either Party may terminate this Agreement without further obligations or duties hereunder.

23.           GOVERNING LAW. To the extent not otherwise expressly stated herein, any and all dispute resolution shall be governed by and construed and interpreted in accordance with the procedural and substantive laws of the State of Nevada without reference to the principles of conflict of laws thereof.

24.           HEADINGS. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.           COUNTERPARTS. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages

26.           ACKNOWLEDGMENT. The Executive represents and acknowledges that he has carefully read this Agreement in its entirety, understands the terms and conditions contained herein, has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and is entering into this Agreement knowingly and voluntarily.

27.           ATTORNEYS’ FEES. In the event an action, claim or suit is brought to enforce the terms of this Agreement or to collect damages claimed as a result of a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and all other expenses reasonably associated with the enforcement of this Agreement.

28.           GAMING INVESTIGATION. In the event the Executive is required to apply for and obtain any license, permit, approval, authorization, registration, finding of suitability, or otherwise from any Gaming Authority necessary for the conduct of the Executive’s business on behalf of the Company (collectively, the “Approvals”), then the Company shall pay all costs and expenses of any nature whatsoever, including reasonable attorneys’ fees, in connection with such Approvals, including, without limitation, any costs and expenses of any nature whatsoever associated with the investigation of the Executive by any Gaming Authority.

29.           TOLLING; In the event Executive breaches any of the covenants contained herein and Company seeks compliance with those covenants by judicial proceedings, the time periods during which Executive is restricted by said covenants shall be extended by the time during which the Executive is found by a court of competent jurisdiction to have been in breach of said covenants.

30.           LIMITATION OF RESTRICTIONS. It is the intention of the parties hereto that the potential restrictions on Executive’s future employment and communications imposed by sections 10 and 11 of this Agreement be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any of the provisions of sections 10 and 11 unreasonable in duration or geographic scope or otherwise, the parties agree that the restrictions and prohibitions contained therein shall be reduced or limited so as to be effective to the fullest extent allowable under applicable law.

[Signatures appear on the following page.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

COMPANY

Virgin River Casino Corporation,		CasaBlanca Resorts, LLC,
a Nevada corporation		a Nevada limited liability company

By:	Robert “Randy” Black, Sr.	By:	Robert “Randy” Black, Sr.
Its:	President	Its:	Managing Member

RBG, LLC,
a Nevada limited liability company

By:	Robert “Randy” Black, Sr.	By:	Curt Mayer
Its:	Managing Member

EXHIBIT A

GENERAL RELEASE

1.             I, CURT MAYER (the `Executive”), for and in consideration of certain payments to be made and the benefits to be provided to me under Section 8 of my Employment Agreement dated as of                                  (the “Employment Agreement”) with VIRGIN RIVER CASINO CORPORATION, A NEVADA CORPORATION, RBG, LLC, A NEVADA LIMITED LIABILITY COMPANY, AND CASABLANCA RESORTS LLC, A NEVADA LIMITED LIABILITY COMPANY (collectively the “Company”), and conditioned upon such payments and provisions, do hereby REMISE, RET.EASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, members, employees, attorneys and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., Americans with Disabilities Act (“ADA”), 42 U.S.C. §2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to any entitlements under the terms of the Employment Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit.

2.             I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                                 , and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Employment Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

3.             I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this Agreement and General Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement.

4.             I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

5.             I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company.

Intending to be legally bound hereby, I execute the foregoing General Release this          day of                      , 20    .

Witness	Executive

Curt Mayer